Exhibit 99.1

THOMAS WEISEL PARTNERS GROUP, INC. REPORTS SECOND QUARTER RESULTS

San Francisco, CA, July 30, 2008 - Thomas Weisel Partners Group, Inc. (NASDAQ: TWPG) (TSX: TWP) today released results for the quarter ended June 30, 2008, reporting a net loss of $10.1 million, or $0.31 per share, on net revenues of $60.0 million. For the first half of 2008 the firm reported a net loss of $27.9 million, or $0.85 per share, on net revenues of $108.9 million.

Adjusting for certain one-time events related to its initial public offering and the amortization of intangible assets acquired in the purchase of Westwind Partners, the firm reported a non-GAAP net loss of $6.6 million, or $0.20 per share, for the quarter ended June 30, 2008 and a non-GAAP net loss of $21.4 million, or $0.65 per share, for the first half of 2008. A reconciliation between GAAP results and these non-GAAP measures is discussed below under “Non-GAAP Financial Measures.”

“The difficult economic environment continued to challenge our performance and we don’t anticipate significant improvement in market conditions in the near future. That said, we did see some progress in our business with revenue growth in banking up 100% in the second quarter from the first quarter, with the resource franchise acquired through Westwind contributing 32% to total banking revenues, and brokerage showing pro forma growth of 14% in the first half of the year over the comparable year-ago period.” said Thomas Weisel, Chairman and CEO.

“We also continued to concentrate on positioning the firm to capitalize on opportunities when a recovery in the markets occurs.  We’ve been acutely focused on the strength and liquidity of our balance sheet, with available cash and cash equivalents at $127 million as of June 30, 2008 versus $111 million in the first quarter. Our cash loss in the second quarter was $5 million after adjusting for non-cash items included in our pre-tax loss. Given our liquidity position and the relatively low level of cash used in the second quarter, we are comfortable with our ability to continue to manage through this difficult environment. In addition, we remain focused on reducing non-compensation expenses and pursuing a series of growth initiatives.  These initiatives include making strategic hires, and building out the middle markets business, our European sales operation and the asset management platform,” stated Mr. Weisel.

Second quarter and first half of 2008 consolidated results include Westwind Partners and are compared with historical pro forma combined results for Thomas Weisel Partners and Westwind Partners. These historical pro forma amounts are further described under “Historical Pro Forma Combined Results” below.

Business Highlights

•
Investment Banking Revenues. Investment banking revenues decreased to $22.9 million in the second quarter of 2008 compared to $46.7 million in the historical pro forma combined second quarter of 2007 and increased from $11.5 million in the first quarter of this year. Total transactions for the second quarter were 32 compared to a historical pro forma combined total of 55 in the year-ago quarter. Investment banking revenues decreased to $34.4 million in the first half of 2008 compared to $98.5 million in the historical pro forma combined first half of 2007. Total transactions for the first half of 2008 were 55 compared to a historical pro forma combined total of 104 in the same period of 2007.

“We continued to experience a challenging environment in the second quarter of 2008, particularly in the public capital markets, but were able to execute a number of transactions. This quarter, we led public financings for Nuance Communications, Inc. and Constant Contact, Inc., two of only seven U.S. public equity offerings in the technology sector. With the challenging public equity markets we continue to focus on our private equity and debt capital raising capabilities and have completed several offerings including Xunlight in the alternative energy space and Medical Depot in healthcare. In addition, we’ve led several PIPEs and private placements in Canada in the natural resource space, notably for Whitemud Resources Inc., Nevoro Inc. and Paxton Energy,” said Brad Raymond, Co-Head of Investment Banking. “We’ve also continued to pursue strategic advisory business, as evidenced by advising Nuance Communications, Inc. in its purchase of eScription, Inc. for approximately $400 million, Iomega Corporation’s sale to EMC Corporation for approximately $215 million and Frontier Pacific Mining Corporation’s sale to Eldorado Gold Corporation for approximately C$179 million,” continued Mr. Raymond.

“We remain cautious about the outlook for the third quarter. Our total backlog of filed, announced and engaged transactions was down compared to the beginning of the second quarter. We have limited visibility, particularly in our public capital markets businesses, and at this point in the third quarter, we have not experienced material improvements,” said Bill McLeod, Co-Head of Investment Banking.

•
Brokerage Revenues. Brokerage revenues increased to $34.9 million in the second quarter of 2008 compared to $30.7 million in the historical pro forma combined second quarter of 2007 and decreased from $36.1 million in the first quarter of this year. Brokerage revenues increased to $71.0 million in the first half of 2008 compared to $62.5 million in the historical pro forma combined first half of 2007, an increase of approximately 14%.

“We recognized improved cross border flows from the U.S. into Canada, higher revenues in Europe, growth on our Electronic Trading platform and results from the special situations block trading team in the second quarter compared to the year-ago quarter. We also experienced broader penetration in the U.S. with our Middle Markets effort. Offsetting these gains were slightly higher loss ratios associated with market conditions and continued weakness in the convertible bond segment, which contributed to a sequential quarterly decline in net brokerage revenues of 4%,” commented Tony Stais, Head of Trading.

•
Asset Management Revenues. Asset management revenues decreased to $1.9 million in the second quarter of 2008 compared to $18.0 million in the historical pro forma combined second quarter of 2007 and increased from $0.3 million in the first quarter of this year. Asset management revenues decreased to $2.2 million in the first half of 2008 compared to $24.7 million in the historical pro forma combined first half of 2007.

•
Compensation and Benefits Expense Ratio. Compensation and benefits expense decreased to $41.8 million in the second quarter of 2008 compared to $52.8 million in the historical pro forma combined second quarter of 2007. The non-GAAP compensation ratio increased to 67% compared to the historical pro forma combined non-GAAP ratio of 58% in the year-ago period and decreased from 76% in the first quarter of 2008.

Compensation and benefits expense decreased to $82.2 million in the first half of 2008 compared to $109.1 million in the historical pro forma combined first half of 2007. The non-GAAP compensation ratio increased to 71% compared to the historical pro forma combined non-GAAP ratio of 59% in the year-ago period.

The increase in the non-GAAP compensation ratio in the second quarter of 2008 compared to the year-ago period is the result of lower revenues combined with severance amounts totaling $1.2 million and fixed elements of compensation, such as salaries, guarantees, taxes, benefits and equity award expense related to grants made in prior years.

•
Strategic New Hires. The firm is committed to increasing the value of its franchise by focusing on building its revenue generating capability through opportunistically hiring senior talent. The firm has been building its healthcare investment banking team with the addition of two senior professionals, Ralph Sutton and Jason Moran. With the addition of Robert Nabholz, the firm expanded its telecommunications investment banking services. On the Canadian trading desk, covering the energy sector, the firm added Jon Fredericks and in New York, Chris Richards will focus on trading U.S. financial and industrial stocks. Raj Denhoy joined the firm’s research platform covering the medical devices sector and, as recently announced, Fitzhugh Taylor will join the consumer group covering the restaurant industry.

“We are committed to providing a world-class offering of services to our growth oriented clients,” said Lionel F. Conacher, President and Chief Operating Officer. “These strategic new hires are steps towards this end, taken at a time when talented individuals are more inclined to consider change, the direct result of this challenging environment.”

•
Strong Balance Sheet Position. At the end of the second quarter of 2008, shareholders’ equity and book value per share were $350 million and $11.19, respectively, and tangible shareholders’ equity and tangible book value per share were $217 million and $6.93, respectively.

“The firm finished the second quarter with a strong balance sheet with substantial liquidity and limited exposure to the debt markets. At quarter end we had approximately $100 million capitalizing our broker-dealer entities, which exceeded the required amount of regulatory capital by $68 million, and we remain comfortable with our ability to manage through this tough environment while positioning for growth when the market returns,” said Shaugn Stanley, Chief Financial Officer.

THOMAS WEISEL PARTNERS GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008
AND PRELIMINARY PRO FORMA SELECTED FINANCIAL DATA FOR THE
THREE AND SIX MONTHS ENDED JUNE 30, 2007
(Dollar amounts in thousands, except book value per share)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	Pro Forma 2007*****	2008	Pro Forma 2007*****
Revenue Detail:
Investment banking
Capital raising	$13,854	$42,817	$21,242	$67,319
Strategic advisory	9,085	3,841	13,193	31,192
Total investment banking	22,939	46,658	34,435	98,511
Brokerage	34,860	30,660	70,994	62,510
Asset management
Management fees	3,469	4,182	7,129	8,061
Private equity realized and unrealized gains and (losses) - net	331	9,875	(1,758)	11,258
Other securities realized and unrealized gains and (losses) - net	(1,935)	3,984	(3,157)	5,428
Total asset management	1,865	18,041	2,214	24,747
Interest income	1,848	4,837	4,873	8,995
Other revenue	—	—	—	920
Total revenues	61,512	100,196	112,516	195,683
Interest expense	(1,498)	(2,942)	(3,578)	(5,412)
Net revenues	$60,014	$97,254	$108,938	$190,271

Investment Banking Transactions:
Capital raising	26	53	45	90
Strategic advisory	6	2	10	14
Total transactions	32	55	55	104
Revenue per transaction*	$717	$848	$626	$947
Other Metrics:
Non-GAAP compensation ratio**	67.2%	58.3%	71.1%	58.9%
Non-compensation ratio***	58.5%	32.0%	64.3%	32.1%
IPO equity award expense	$1,670	$1,862	$3,477	$3,723
Shareholders’ equity	350,183	n/a	350,183	n/a
Less: Goodwill and other intangible assets	(133,225)	n/a	(133,225)	n/a
Tangible shareholders’ equity	216,958	n/a	216,958	n/a
Common shares outstanding****	31,288	n/a	31,288	n/a
Book value per share	$11.19	n/a	$11.19	n/a
Tangible book value per share	$6.93	n/a	$6.93	n/a

* Generally, average revenue per investment banking transaction is lower in Canada than in the U.S.

** The firm’s Non-GAAP compensation ratio is the ratio of the firm’s compensation and benefits expense (excluding expenses relating to IPO equity awards) to net revenues (excluding investment gains and losses attributable to investments in partnerships and other securities). Without excluding these amounts, the firm’s ratio of compensation and benefits expense to net revenues is 69.6% and 54.3% for the three months ended June 30, 2008 and 2007, respectively. Without excluding these amounts, the firm’s ratio of compensation and benefits expense to net revenues is 75.4% and 57.3% for the six months ended June 30, 2008 and 2007, respectively.

*** The firm’s non-compensation ratio is the ratio of all expense (other than compensation and benefits expense and interest expense) to net revenues.

**** Includes 6,639,478 exchangeable shares issued by TWP Acquisition Company (Canada), Inc., the firm’s wholly-owned subsidiary. Each exchangeable share is exchangeable at any time into a share of common stock of the firm, entitles the holder to dividend and other rights substantially economically equivalent to those of a share of common stock, and through a voting trust, entitles the holder to a vote along with shares of common stock on matters presented to shareholders.

***** The preliminary pro forma amounts depict results we estimate we would have had during the three and six months ended June 30, 2007 if the acquisition of Westwind Partners that we consummated in January 2008 had been consummated as of January 1, 2007. Further information regarding these preliminary pro forma amounts is set forth below under “Historical Pro Forma Combined Results.”

Historical Pro Forma Combined Results

The firm has reported in this press release a preliminary unaudited pro forma consolidated statement of operations for the three and six months ended June 30, 2007 (and information derived therefrom), which gives effect to the firm’s acquisition of Westwind Partners as if the acquisition had occurred on January 1, 2007. This preliminary unaudited pro forma consolidated statement of operations is based on historical financial statements of Thomas Weisel Partners and Westwind Partners, giving effect to the acquisition and applying the assumptions and adjustments discussed in the notes accompanying the pro forma consolidated statement of operations attached hereto. The preliminary unaudited pro forma consolidated financial statements should be read in conjunction with the firm’s Quarterly Report on Form 10-Q for the three months ended June 30, 2007 and its Annual Report on Form 10-K for the year ended December 31, 2007, as well as the historical financial statements of Westwind Partners that are an annex to the proxy statement the firm filed with the SEC on November 7, 2007.

The preliminary unaudited pro forma consolidated statement of operations for the three and six months ended June 30, 2007 was prepared using the purchase method of accounting with Thomas Weisel Partners treated as the accounting acquiror. The preliminary unaudited pro forma consolidated statement of operations does not purport to be indicative of the results of operations that would have actually been obtained had such transactions been completed as of the assumed date and for the period presented, or which may be obtained in the future. The preliminary pro forma adjustments are described in the notes accompanying the preliminary unaudited pro forma consolidated statement of operations attached hereto and are based upon available information and certain assumptions that management of Thomas Weisel Partners believes are reasonable.

All amounts presented in the preliminary unaudited pro forma consolidated statement of operations are in U.S. dollars based on the exchange rate described in the notes accompanying the pro forma consolidated statement of operations attached hereto.

Non-GAAP Financial Measures

The firm has reported in this press release its net loss for the second quarter of 2008 on a non-GAAP basis by:

•	excluding $1.0 million of after-tax non-cash expense associated with its initial grant of restricted stock units made in connection with its initial public offering; and

•
excluding $2.5 million of after-tax non-cash expense associated with the amortization of intangible assets acquired as a result of its acquisition of Westwind Partners on January 2, 2008 (with such amortization being based on a preliminary allocation of the purchase price).

The firm has also reported in this press release its basic and diluted loss per share for the second quarter of 2008 on a non-GAAP basis by:

•
using a net loss of $6.6 million as the numerator of its non-GAAP basic and diluted loss per share calculations, which amount is derived by beginning with its GAAP net loss of $10.1 million and adjusting to exclude (i) the after-tax non-cash expense associated with its initial grant of restricted stock units of $1.0 million and (ii) the estimated after-tax non-cash expense associated with the amortization of intangible assets acquired as a result of its acquisition of Westwind Partners of $2.5 million; and

•
using as the denominator of its non-GAAP basic and diluted loss per share calculations the basic and diluted weighted average shares used, respectively, as the denominator of its GAAP basic and diluted loss per share calculations.

The firm has reported in this press release its net loss for the first half of 2008 on a non-GAAP basis by:

•	excluding $2.0 million of after-tax non-cash expense associated with its initial grant of restricted stock units made in connection with its initial public offering; and

•
excluding $4.5 million of after-tax non-cash expense associated with the amortization of intangible assets acquired as a result of its acquisition of Westwind Partners on January 2, 2008 (with such amortization being based on a preliminary allocation of the purchase price).

The firm has also reported in this press release its basic and diluted loss per share for the first half of 2008 on a non-GAAP basis by:

•
using a net loss of $21.4 million as the numerator of its non-GAAP basic and diluted loss per share calculations, which amount is derived by beginning with its GAAP net loss of $27.9 million and adjusting to exclude (i) the after-tax non-cash expense associated with its initial grant of restricted stock units of $2.0 million and (ii) the estimated after-tax non-cash expense associated with the amortization of intangible assets acquired as a result of its acquisition of Westwind Partners of $4.5 million; and

•
using as the denominator of its non-GAAP basic and diluted loss per share calculations the basic and diluted weighted average shares used, respectively, as the denominator of its GAAP basic and diluted loss per share calculations.

The firm views its grant of restricted stock units in connection with its initial public offering and its acquisition of Westwind Partners as one-time strategic events and the firm’s management has utilized a non-GAAP calculation of net loss and non-GAAP calculations of basic and diluted loss per share that are adjusted in the manner described above as an additional device to aid in understanding and analyzing the firm’s financial results in the second quarter and first half of 2008. The firm’s management believes that these non-GAAP measures will allow for a better evaluation of the operating performance of its business and facilitate meaningful comparison of its results in the current period to those in prior periods and future periods. The firm’s reference to these measures should not, however, be considered as a substitute for results that are presented in a manner consistent with GAAP. These non-GAAP measures are provided to enhance investors’ overall understanding of the firm’s current financial performance and its prospects for the future. Specifically, the firm’s management believes that the non-GAAP measures provide useful information to both management and investors by excluding certain items that may not be indicative of the firm’s core operating results and business outlook.

A limitation of utilizing these non-GAAP measures of net loss and basic and diluted loss per share is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of the firm’s business and these effects should not be ignored in evaluating and analyzing the firm’s financial results. Therefore, management believes that both the firm’s GAAP measures of net loss and basic and diluted loss per share and these non-GAAP measures of the firm’s financial performance should be considered together.

A reconciliation of the firm’s second quarter of 2008 GAAP net loss to its second quarter of 2008 non-GAAP net loss is set forth below (in millions):

Net loss	$(10.1)
Exclusion of the after-tax non-cash expense associated with initial grant of restricted stock units	1.0
Exclusion of the estimated after-tax non-cash expense associated with the amortization of intangible assets acquired as a result of the firm’s acquisition of Westwind Partners	2.5
Non-GAAP net loss	$(6.6)

A reconciliation of the firm’s first half of 2008 GAAP net loss to its first half of 2008 non-GAAP net loss is set forth below (in millions):

Net loss	$(27.9)
Exclusion of the after-tax non-cash expense associated with initial grant of restricted stock units	2.0
Exclusion of the estimated after-tax non-cash expense associated with the amortization of intangible assets acquired as a result of the firm’s acquisition of Westwind Partners	4.5
Non-GAAP net loss	$(21.4)

The firm calculates loss per share in accordance with FASB Statement No. 128, Earnings per Share. Basic loss and diluted loss per share is calculated by dividing net loss by the weighted average number of common shares outstanding for the period.

The following table sets forth the firm’s GAAP basic and diluted weighted average shares outstanding and its GAAP basic and diluted loss per share for the second quarter and first half of 2008, as well as non-GAAP loss per share for the second quarter first half of 2008 after applying the adjustments described above:

	For Three Months Ended June 30,	For Six Months Ended June 30,
	2008	2008
Weighted average shares used in computation of loss per share:
Basic (in thousands)	32,519	32,754
Diluted (in thousands)	32,519	32,754

Loss per share:
Basic	$(0.31)	$(0.85)
Diluted	$(0.31)	$(0.85)

Non-GAAP loss per share:
Basic	$(0.20)	$(0.65)
Diluted	$(0.20)	$(0.65)

Quarterly Earnings Conference Call

Thomas Weisel Partners Group, Inc. will host its second quarter conference call on Wednesday, July 30, 2008 at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). The conference call may include forward-looking statements, including guidance as to future results.

All interested parties are invited to listen to Thomas Weisel Partners’ Chairman and Chief Executive Officer, Thomas W. Weisel, President and Chief Operating Officer, Lionel F. Conacher, and Chief Financial Officer, Shaugn S. Stanley, by dialing 888/221-3915 (domestic) or 913/312-6670 (international). The confirmation code for both the domestic and international lines is: 1408823.

A live web cast of the call, as well as the firm’s results, will be available through the investor relations/webcasts section of its website, www.tweisel.com. To listen to the live call, please go to the website at least 15 minutes early to register, download, and install any necessary audio software.

For those who cannot listen to the live broadcast, a replay will be available on this site one hour after the call through August 15, 2008.

About Thomas Weisel Partners Group, Inc.

Thomas Weisel Partners Group, Inc. is an investment bank, founded in 1998, focused principally on the growth sectors of the economy. Thomas Weisel Partners Group, Inc. generates revenues from three principal sources: investment banking, brokerage and asset management. The investment banking group is comprised of two disciplines: corporate finance and strategic advisory. The brokerage group provides equity and convertible debt securities sales and trading services to institutional investors, and offers brokerage, advisory and cash management services to high-net-worth individuals and corporate clients. The asset management group consists of: private equity, public equity and distribution management. Thomas Weisel Partners is headquartered in San Francisco with additional offices in Baltimore, Boston, Calgary, Chicago, Cleveland, Denver, New York, Portland, Silicon Valley, Toronto, London, Mumbai and Zurich. For more information, please visit www.tweisel.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, which are subject to risks, uncertainties and assumptions about us. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “optimistic”, “potential”, “future” or “continue”, the negative of these terms and other comparable terminology. These statements are only predictions based on our current expectations about future events. There are important factors that could cause actual results, level of activity, performance or achievements or other events or circumstances to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to, Thomas Weisel Partners’ ability to implement its strategic initiatives and achieve the expected benefits of the acquisition of Westwind Partners, integrate Westwind Partners’ operations and retain its professionals, as well as competitive, economic, political, and market conditions and fluctuations, government and industry regulation, other risks relating to the acquisition, including the effect of the completion of the transaction on the companies’ business relationships, operating results and business generally and other factors. Some of the other factors are those that are discussed in Item 1A - “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 and in our Quarterly Reports on Form 10-Q filed with the SEC thereafter. We do not assume responsibility for the accuracy or completeness of any forward-looking statement and you should not rely on forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements to conform them to actual results or revised expectations.

Investor Relations Contact:	Media Contact:
Sarah Anderson	Crystal Odessky
415-364-2500	415-364-2500
investorrelations@tweisel.com	codessky@tweisel.com

THOMAS WEISEL PARTNERS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED JUNE 30, 2008
AND PRELIMINARY PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED JUNE 30, 2007
(In thousands, except per share data)
(Unaudited)

		Three Months Ended June 30, 2007
	Three Months Ended June 30, 2008	Thomas Weisel Partners	Westwind (a)	Pro Forma Adjustments		Pro Forma Combined

Revenues:
Investment banking	$22,939	$29,605	$17,053	$—		$46,658
Brokerage	34,860	26,226	4,434	—		30,660
Asset management	1,865	14,282	3,759	—		18,041
Interest income	1,848	4,539	727	(429	)(b)	4,837
Other revenue	—	—	—	—		—

Total revenues	61,512	74,652	25,973	(429)		100,196
Interest expense	(1,498)	(2,913)	(29)	—		(2,942)

Net revenues	60,014	71,739	25,944	(429)		97,254

Expenses excluding interest:
Compensation and benefits	41,788	37,395	15,391	—		52,786
Brokerage execution, clearance and account administration	6,394	4,970	237	—		5,207
Communications and data processing	5,735	4,441	628	—		5,069
Depreciation and amortization of property and equipment	1,933	1,521	112	(41	)(c)	1,592
Amortization of other intangible assets	4,371	—	—	4,371	(d)	4,371
Marketing and promotion	3,775	3,042	810	—		3,852
Occupancy and equipment	5,274	4,650	345	—		4,995
Other expense	7,630	5,291	731	—		6,022

Total expenses excluding interest	76,900	61,310	18,254	4,330		83,894

Income (loss) before taxes	(16,886)	10,429	7,690	(4,759)		13,360
Provision for taxes (tax benefit)	(6,759)	3,827	2,804	(1,590	)(e)	5,041

Net income (loss)	$(10,127)	$6,602	$4,886	$(3,169)		$8,319

Earnings (loss) per share:
Basic earnings (loss) per share	$(0.31)	$0.25				$0.25
Diluted earnings (loss) per share	$(0.31)	$0.25				$0.25
Weighted average shares used in computation of per share data:
Basic weighted average shares outstanding	32,519	26,286		7,009	(f)	33,295
Diluted weighted average shares outstanding	32,519	26,697		7,009	(f)	33,706

Notes to the Preliminary Pro Forma Consolidated Statements of Operations for the three months ended June 30, 2007 are set forth on the final page.

THOMAS WEISEL PARTNERS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2008
AND PRELIMINARY PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2007
(In thousands, except per share data)
(Unaudited)

		Six Months Ended June 30, 2007
	Six Months Ended June 30, 2008	Thomas Weisel Partners	Westwind (a)	Pro Forma Adjustments		Pro Forma Combined

Revenues:
Investment banking	$34,435	$68,897	$29,614	$—		$98,511
Brokerage	70,994	55,082	7,428	—		62,510
Asset management	2,214	19,997	4,750	—		24,747
Interest income	4,873	8,887	958	(850	)(b)	8,995
Other revenue	—	920	—	—		920

Total revenues	112,516	153,783	42,750	(850)		195,683
Interest expense	(3,578)	(5,355)	(57)	—		(5,412)

Net revenues	108,938	148,428	42,693	(850)		190,271

Expenses excluding interest:
Compensation and benefits	82,177	81,385	27,728	—		109,113
Brokerage execution, clearance and account administration	12,872	9,683	497	—		10,180
Communications and data processing	11,599	9,152	1,172	—		10,324
Depreciation and amortization of property and equipment	3,820	3,245	217	(82	)(c)	3,380
Amortization of other intangible assets	7,731	—	—	7,731	(d)	7,731
Marketing and promotion	7,822	6,655	1,390	—		8,045
Occupancy and equipment	10,661	8,701	635	—		9,336
Other expense	15,594	10,296	1,787	—		12,083

Total expenses excluding interest	152,276	129,117	33,426	7,649		170,192

Income (loss) before taxes	(43,338)	19,311	9,267	(8,499)		20,079
Provision for taxes (tax benefit)	(15,406)	7,308	3,379	(2,814	)(e)	7,873

Net income (loss)	$(27,932)	$12,003	$5,888	$(5,685)		$12,206

Earnings (loss) per share:
Basic earnings (loss) per share	$(0.85)	$0.46				$0.37
Diluted earnings (loss) per share	$(0.85)	$0.45				$0.36
Weighted average shares used in computation of per share data:
Basic weighted average shares outstanding	32,754	26,184		7,009	(f)	33,193
Diluted weighted average shares outstanding	32,754	26,624		7,009	(f)	33,633

Notes to the Preliminary Pro Forma Consolidated Statements of Operations for the six months ended June 30, 2007 are set forth on the final page.

Notes to the Unaudited Pro Forma Consolidated Statement of Operations

(a)  Westwind statement of operations has been converted from Canadian dollars to U.S. dollars for the pro forma presentation. Amounts were converted based on the average monthly exchange rates from January 1, 2007 to June 30, 2007.

(b)  An adjustment to interest income for the estimated interest amount that would not have been recognized by the firm during the three and six months ended June 30, 2007 on the $45 million cash portion of the transaction consideration. The weighted average interest rate for the three and six months ended June 30, 2007 is estimated to be 3.81% and 3.80%, respectively.

(c)  Adjustment to depreciation and amortization to reflect fair value on the date of acquisition.

(d)  Reflects the amortization of other intangible assets that were recorded as a result of the acquisition.

(e)  To record an income tax impact on the pre-tax pro forma adjustments. The firm’s combined effective tax rate subsequent to the pro forma tax adjustment is equal to 38% and 39% for the three and six months ended June 30, 2007, respectively.

(f)  The issuance of 7,009,112 shares of Thomas Weisel Partners common stock or exchangeable shares. The fair value of the Thomas Weisel Partners common stock to be issued was based upon the average of the closing prices of one share of common stock during the five trading day period beginning two trading days prior to the date the transaction was announced.